As filed with the Securities and Exchange Commission on October 5, 2021

Registration No. 333-233999
Registration No. 333-216990
Registration No. 333-168360
Registration No. 333-42764
Registration No. 333-33648
Registration No. 333-81733

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (333-233999)
POST-EFFECTIVE AMENDMENT NO. 1 (333-216990)
POST-EFFECTIVE AMENDMENT NO. 1 (333-168360)
POST-EFFECTIVE AMENDMENT NO. 1 (333-42764)
POST-EFFECTIVE AMENDMENT NO. 1 (333-33648)
POST-EFFECTIVE AMENDMENT NO. 1 (333-81733)
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Stamps.com Inc.
(Exact name of registrant as specified in its charter)

Delaware	77-0454966
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

1990 E. Grand Avenue
El Segundo, CA 90245
(310) 482-5800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Stamps.com Inc. 2010 Equity Incentive Plan, as amended
Stamps.com Inc. February 26, 2018 Equity Inducement Award
Stamps.com Inc. 2018 MetaPack Equity Inducement Plan
Stamps.com Inc. 2016 ShippingEasy Equity Inducement Plan
Management Incentive Plan
1999 Stock Incentive Plan
1999 Employee Stock Purchase Plan
iSship.com, Inc. Amended and Restated 1997 Stock Plan
(Full title of the plans)

Matthew A. Lipson
Chief Legal Officer and Secretary
Stamps.com Inc.
1990 E. Grand Avenue
El Segundo, CA 90245
(310) 482-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ben D. Orlanski
Proskauer Rose LLP
2029 Century Park East, Suite 2400
Los Angeles, California 90067

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT – DEREGISTRATION OF SECURITIES

Stamps.com Inc. (the “Company”) is filing this Post-Effective Amendment (this “Post-Effective Amendment”) with the Securities and Exchange Commission (the “SEC”) to deregister all shares of common stock, par value $0.001 per share of the Company previously registered under the following registration statements on Form S-8  (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•
Registration Statement No. 333-233999, filed on September 27, 2019, relating to the registration of 2,200,000 shares pursuant to the Stamps.com 2010 Equity Incentive Plan, 60,000 shares pursuant to the Stamps.com Inc. February 26, 2018 Equity Inducement Award, and 262,500 shares pursuant to the Stamps.com Inc. 2018 MetaPack Equity Inducement Plan.

•
Registration Statement No. 333-216990, filed on March 28, 2017, relating to the registration of 3,300,000 shares pursuant to the Stamps.com 2010 Equity Incentive Plan, 60,650 shares pursuant to the Stamps.com Inc. 2016 ShippingEasy Equity Inducement Plan, 87,134 shares pursuant to the Management Incentive Plan.

•	Registration Statement No. 333-168360, filed on July 28, 2010, relating to the registration of 3,500,000 shares pursuant to the Stamps.com 2010 Equity Incentive Plan.

•	Registration Statement No. 333-42764, filed on August 1, 2000, relating to the registration of 2,000,000 shares pursuant to the 1999 Stock Incentive Plan.

•
Registration Statement No. 333-33648, filed on March 30, 2000, relating to the registration of 3,729,551 shares pursuant to the 1999 Stock Incentive Plan, 409,850 shares pursuant to the 1999 Employee Stock Purchase Plan, and 966,522 shares pursuant to the iShip.com, Inc. Amended and Restated 1997 Stock Plan.

•
Registration Statement No. 333-81733, filed on June 28, 1999, relating to the registration of 7,290,000 shares pursuant to the 1999 Stock Incentive Plan and 300,000 shares pursuant to the 1999 Employee Stock Purchase Plan.

On October 5, 2021, Stamps Holdings, LLC (f/k/a Stream Parent, LLC) (“Parent”), an affiliate  of Thoma Bravo Fund XIV, L.P., managed by Thoma Bravo, L.P. (“Thoma Bravo”), completed the previously announced acquisition of the Company, pursuant to the Agreement and Plan of Merger, dated as of July 8, 2021 (the “Merger Agreement”), by and among the Company, Parent, and Stream Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant hereby removes from registration all of such securities registered under the Registration Statements that remain unsold or otherwise unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has authorized this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on October 5, 2021.

STAMPS.COM INC.

By:	/s/ Ken McBride
	Name:	Ken McBride
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.